UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _________________
FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 14, 2020
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Matrix Service Company
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	001-15461	73-1352174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135
(Address of principal executive offices and zip code)
918-838-8822
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MTRX	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.
The Company’s Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) expires on February 8, 2022. The Credit Agreement provides for a senior secured revolving credit facility of $300.0 million, which can be used for working capital needs, capital expenditures, acquisitions, issuances of letters of credit and other purposes. The Credit Agreement contains customary financial covenants and limitations on certain business activities, including asset dispositions and share repurchases.
As of June 30, 2020, the Company had total liquidity of $193.4 million, including a cash balance of $100.0 million. Borrowings under the Credit Agreement were $9.2 million. Pursuant to its normal business practice, the Company has begun negotiations with JP Morgan Chase Bank, N.A., in its role as administrative agent, sole lead arranger, and sole bookrunner, to amend, extend and restate the Credit Agreement. The Company is in compliance with all covenants and limitations included in the Credit Agreement. However, the Credit Agreement’s Fixed Charge Coverage Ratio covenant limits our ability to execute additional share repurchases.
The Company reasonably anticipates that these negotiations will be successfully completed by October 31, 2020 and that the Credit Agreement will be extended and modified to amend various provisions, including specifically the Fixed Charge Coverage Ratio covenant in order to provide the Company increased flexibility to pursue strategic business objectives, including share repurchases.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: September 15, 2020	By:	/s/ Kevin S. Cavanah

Kevin S. Cavanah
Vice President and Chief Financial Officer